UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 2, 2008 (April 28, 2008)
Silicon Mountain Holdings, Inc.

(Exact name of registrant as specified in its charter)

Colorado	000-11284	84-0910490

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
4755 Walnut Street, Boulder, Colorado 80301
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code (303) 938-1155
N/A
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.
Agreement with MemoryTen, Inc.
On April 28, 2008, Silicon Mountain Holdings, Inc., a Colorado corporation (the “Company”), entered into a Release and Settlement Agreement with MemoryTen, Inc., a California corporation (“MemoryTen”), and Kenneth P. Olsen dated as of April 25, 2008. MemoryTen sells certain computer memory products and devices to the Company periodically. Pursuant to the Release and Settlement Agreement, the Company agreed to pay to MemoryTen 89,284 shares of common stock of the Company (“Common Stock”), together with a warrant to purchase 89,284 shares of Common Stock at an exercise price of $.01 per share exercisable on or before April 24, 2008, in exchange for MemoryTen’s release of any and all claims MemoryTen or its affiliates may have against the Company and its affiliates arising from certain invoices in the aggregate amount of $89,284 for products and devices delivered to the Company by MemoryTen. At the request of MemoryTen, the 89,284 shares of Common Stock were issued to Kenneth P. Olsen.
Agreement with Laurus Master Fund, Ltd.
On April 16, 2008, the Company, and two of its wholly-owned subsidiaries, Silicon Mountain Memory, Incorporated (“Memory”), and VCI Systems, Inc. (referred to, together with the Company and Memory, as the “Companies”), entered into an Amended and Restated Overadvance Side Letter Agreement (the “Amended Side Letter”) with Laurus Master Fund, Ltd. (“Laurus”), Valens U.S. SPV I, LLC (“Valens U.S.”), Valens Offshore SPV I, Ltd. (“Valens Offshore”) and PSource Structured Debt Limited (“PSource”, and, together with Laurus, Valens U.S. and Valens Offshore, referred to as the “Holders”), to be effective April 15, 2008.
Pursuant to the Amended Side Letter, Laurus has agreed to extend to the Companies an additional $750,000 in excess of the amount currently permissible under the Revolving Note, as modified by the Original Side Letter, for an aggregate excess amount equal to $1,050,000. Also pursuant to the Amended Side Letter, Laurus will be issued a warrant to purchase up to 25% (on a fully diluted basis) of the outstanding shares of common stock of Memory with an exercise price of $0.01 per share, and Laurus will be entitled to certain tag-along rights, which, among other things, give Laurus the right to include the sale of Laurus’ shares of Memory in any sale of shares of Memory or of the Company.
The Amended Side Letter amends and restates the Overadvance Side Letter Agreement dated as of March 14, 2008 (the “Original Side Letter”) between the Companies and the Holders. Pursuant to the Original Side Letter, Laurus had agreed to extend to the Companies $300,000 in excess of the amount then permissible under the Secured Revolving Note dated September 25, 2006 (the “Revolving Note”). A copy of the Original Side Letter was included as Exhibit 10.3 to the Company’s Current Report on Form 8-K filed on March 20, 2008. A copy of the Revolving Note was included as Exhibit 10.9 to the Company’s Current Report on Form 8-K filed on September 4, 2007.
Laurus may exercise the warrant only in the event:
•	of any sale or transfer of Memory’s common stock or the common stock of the Company, or any merger, consolidation, share exchange, or combination of Memory or the Company with or into another entity, which in each case results in the holders of the voting securities of Memory or of the Company outstanding immediately prior thereto owning immediately thereafter less than a majority of the voting securities of Memory, the Company or the surviving entity, as the case may be, outstanding immediately after such sale, transfer, merger, consolidation, share exchange, or combination;
•	of a sale of all or substantially all of the assets of Memory or the Company, including, without limitation, equity in subsidiaries held by Memory and/or the Company; or
•	of either of the following, which respectively constitute an “Event of Default” arising under Section 19(a) and 19(i) of the Security and Purchase Agreement dated as of September 25, 2006 by and among the Companies and Laurus, a copy of which was included as Exhibit 10.5 to the Company’s Current Report on Form 8-K filed on September 4, 2007:
-	any of the Companies fails to make payment of any obligation owed to Laurus (or any corporation that directly or indirectly controls or is controlled by or is under common control with Laurus), and the failure continues for a period of five (5) business days following the date upon which any such payment is due; or
-	any of the Companies (i) applies for, consents to or suffers to exist the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, (ii) makes a general assignment for the benefit of creditors, (iii) commences a voluntary case under the federal bankruptcy laws (as now or hereafter in effect), (iv) be adjudicated a bankrupt or insolvent, (v) files a petition seeking to take advantage of any other law providing for the relief of debtors, (vi) acquiesces to, without challenge within ten (10) days of the filing thereof, or fails to have dismissed, within ninety (90) days, any petition filed against it in any involuntary case under such bankruptcy laws, or (vii) takes any action for the purpose of effecting any of the foregoing

Item 3.02.	Unregistered Sales of Equity Securities.
To the extent applicable, the information provided under Item 1.01 above is hereby incorporated into this Item 3.02 by reference. The issuance of the warrants described in this paragraph is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) thereof. Only an accredited investor is to receive the securities, and the Company did not engage in any general solicitation or advertising to market the securities.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SILICON MOUNTAIN HOLDINGS, INC.
	Signature:	/s/ Rudolph (Tré) A. Cates, III
	Name:	Rudolph (Tré) A. Cates, III
Dated: May 2, 2008	Title:	President & Chief Executive Officer

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